EXHIBIT 10.2

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1. GENERAL.

(a) Relationship to Prior Plan.

(i) This Plan is intended as the successor to the Iterum Therapeutics Public Limited Company (formerly Iterum Therapeutics Limited) 2015 Equity Incentive Plan (the “Prior Plan”) with respect to grants to Employees. From and after 12:01 a.m. Central time on the IPO Date, no additional awards will be granted under the Prior Plan, and any shares that would otherwise remain available for future grants under the Prior Plan as of 12:01 a.m. Central time on the IPO Date will cease to be available under the Prior Plan at such time. All Awards granted on or after 12:01 a.m. Central time on the IPO Date will be granted under this Plan. All awards granted under the Prior Plan will remain subject to the terms of the Prior Plan.

(ii) From and after 12:01 a.m. Central time on the IPO Date, any shares subject, at such time, to outstanding stock awards granted under the Prior Plan that (i) are no longer required to satisfy such awards because the awards will expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (iii) subject to compliance with Irish company law are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, up to the maximum number set forth in Section 3(a) below.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Plan, through the grant of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Ordinary Shares.

(e) Definitions. All capitalized terms in this document are defined in Section 13 below.

2. ADMINISTRATION.

(a) Administration by the Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c). In addition, the Board or a Committee may appoint a Stock Plan Administrator with the authority to administer the day to day operations of the Plan, and to make decisions with respect to the Plan and Awards.

(b) Powers of the Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to exercise or otherwise receive cash or Ordinary Shares under the Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, to establish, amend and revoke rules and regulations for its administration, and to settle all controversies regarding the Plan and Awards granted under it. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To prohibit (or delegate to the Stock Plan Administrator the authority to prohibit) the exercise of any Option, SAR or other exercisable Award during a period of up to thirty days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares, including any Corporate Transaction, for reasons of administrative convenience.

(iv) To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest.

(v) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be materially impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, and subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (w) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (x) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (y) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (z) to comply with other applicable laws.

(vi) To amend, suspend or terminate the Plan as provided by Section 10.

(vii) To effect, with the consent of any adversely affected Participant, (A) the alteration of the exercise, purchase or strike price of any outstanding Stock Award (unless this is in the context of a Capitalization Adjustment in which case Participant consent is not required); (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of Ordinary Shares as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles or applicable stock exchange rules. For the avoidance of doubt, shareholder approval will not be required to give effect to any action approved by the Board pursuant to this Section 2(b)(vii).

(viii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(c) Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. Subject to compliance with Irish law, the Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are providing Continuous Service to the Company or any of its Subsidiaries who are not Officers to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of Ordinary Shares that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Ordinary Shares.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to the provisions of this Section 3(a), and Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares reserved for issuance pursuant to Stock Awards is 295,819 shares (the “Share Reserve”), which number shall include (i) any shares remaining for issuance pursuant to the Prior Plan as of the IPO Date and (ii) any Returning Shares. For clarity, the limit in this Section 3(a) is a limit on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(ii) In addition, subject to compliance with Irish law shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If subject to compliance with Irish law (i) any Ordinary Shares issued pursuant to a Stock Award are forfeited back to or repurchased by the Company or any Affiliate because of the failure to meet a contingency or condition required for the vesting of such Ordinary Shares, or (ii) any Ordinary Shares are cancelled in accordance with the cancellation and regrant provisions of Section 2(b)(vii), then the Ordinary Shares that are forfeited, repurchased or canceled shall revert to and again become available for issuance under the Plan. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because such Ordinary Shares are withheld for the payment of taxes pursuant to Section 8(g) or a Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in Ordinary Shares, the number of Ordinary Shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering Ordinary Shares held by the Participant (either by actual delivery or attestation), then the number of Ordinary Shares so tendered shall remain available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to the limit in Section 3(a), and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options will be a number of Ordinary Shares equal to the number of Shares available for issuance under the Plan.

(d) Source of Shares. The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish law. For the avoidance of doubt, Ordinary Shares purchased by the Company in the open market or otherwise will not increase the number of Ordinary Shares available for issuance under the Plan.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to any Employee.

(b) Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Ordinary Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise or strike price of each Award will be not less than the greater of (i) the nominal value of an Ordinary Share or (ii) 100% of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Ordinary

Shares subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code, provided that in all cases it will not be less than the nominal value of an Ordinary Share. Each SAR will be denominated in Ordinary Share equivalents.

(c) Exercise and Purchase Price for Options. To exercise any outstanding Option, the Participant must provide written notice of exercise to the Company in the manner determined by the Stock Plan Administrator. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1) the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3) Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations;

(v) deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(vi) in any other form of legal consideration that may be acceptable to the Board or the Stock Plan Administrator and permissible under applicable law.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Ordinary Shares equivalents with respect to which the Participant is exercising the SAR on such date . The appreciation distribution may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR. Where the SAR is settled using newly issued Ordinary Shares the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board or the Stock Plan Administrator may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or the Stock Plan Administrator, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument which contains the information required by the Company to effect the transfer. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or the Stock Plan Administrator, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Stock Plan Administrator and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise in accordance with the Participants will or the laws of intestacy as applicable. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws whether in the United States or any other jurisdiction in which a Participant resides.

(f) Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. If a Participant’s Continuous Service terminates, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise the vested portion of such Award as of the date of termination of Continuous Service) but only within such period of time following the termination of the Participant’s Continuous Service as set forth in the Award Agreement. Unless otherwise provided in the Award Agreement, the Option or SAR will be exercisable for a period of three (3) months following a termination of a Participant’s

Continuous Service by the Company without Cause or by the Participant for any reason; provided, however that such post-termination exercise period will instead be for the twelve (12) month period following a termination due to the Participant’s Disability or death. Additionally, if the Participant’s death occurs within the applicable post-termination of Continuous Service period during which the Option was exercisable, the Option will be exercisable for a twelve (12) month period following the Participant’s death. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR prior to the applicable deadline the Option or SAR will terminate.

(h) Automatic Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of the period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service.

(j) Non-Exempt Employees under U.S. Law. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Ordinary Shares until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the U.S. Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the U.S. Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(j) will apply to all Stock Awards and are hereby incorporated by reference into such Award Agreements.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of an Ordinary Share with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds U.S. $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of an applicable Award Agreement.

(l) Whole Shares. Options and SARs may be exercised only with respect to whole shares.

(m) No Reload Options. No Option or SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options or SARs in connection with any exercise of the original award.

(n) No Dividend Equivalents. No Option or SAR shall provide for the payment or accrual of dividend equivalents.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s Constitution, at the Board’s election, Ordinary Shares underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Awards may change from time to time, and the terms and conditions of separate Restricted Stock Awards need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share issued in satisfaction of a Restricted Stock Award is fully paid up.

(ii) Vesting. Ordinary Shares awarded under a Restricted Stock Award may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board and subject to compliance with Irish law.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right subject to compliance with Irish law, any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Award Agreement.

(iv) Transferability. Rights to acquire Ordinary Shares under the Restricted Stock Award will be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Board will determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award remain subject to the terms of the Award Agreement.

(v) Dividends. An Award Agreement will provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Awards may change from time to time, and the terms and conditions of separate Restricted Stock Unit Awards need not be identical; provided that each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share issued in satisfaction of a Restricted Stock Unit Award is fully paid up.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any such dividend equivalents will be subject to all of the same terms and conditions, including vesting and forfeiture provisions, of the underlying Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to amend the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period; provided that any Dividend equivalents with respect to Performance Stock Awards or Performance Cash Awards shall be subject to the same terms and conditions, including vesting and forfeiture provisions, of the underlying Award Agreement to which they relate.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up; and, provided, further¸ however, that provided that any Dividend equivalents with respect to such other Stock Awards or shall be subject to the same terms and conditions of the underlying Award Agreement to which they relate.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act, the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. GENERAL TERMS OF AWARDS.

(a) Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Stock Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c) Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Ordinary Shares under, the Stock Award pursuant to its terms, and (ii) the issuance of the Ordinary Shares subject to the Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect any right that the Company or an Affiliate may have to terminate (i) the employment of an Employee with or without notice and with or without cause, subject to the employment laws of the country in which the Employee is employed, subject to any applicable provisions of the corporate law of the country or state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company or any Affiliate may, in its sole discretion, but subject always to applicable law, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the maximum amount of tax, levies and social security contribution permitted to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. If required for compliance with Section 409A of the Code, in no event will a Corporate Transaction or a Change in Control, as applicable, be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the

Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(k) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

(l) Securities Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other applicable laws and regulations governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

(m) Effect on Other Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, will not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

9. ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share subject to outstanding Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive; provided always that no adjustment may be made which reduces the price payable per Ordinary Share to an amount that is lower than the nominal value of an Ordinary Share.

(b) Dissolution. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate in accordance with Irish company law notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. Notwithstanding any other provision of the Plan, the Board may take one or more of the following actions in the event of a Corporate Transaction with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction, unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for no consideration (U.S. $0) or such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) cancel or arrange for the cancellation of the Stock Award, to the extent not exercised prior to the effective time of the Corporate Transaction, in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the per share amount (or value of property per share) payable to holders of Ordinary Shares in connection with the Corporate Transaction, over (B) the per share exercise price under the applicable Stock Award, multiplied by the number of vested shares subject to the Stock Award. For clarity, this payment may be zero (U.S. $0) if the amount per share (or value of property per share) payable to the holders of Ordinary Shares is equal to or less than the per share exercise price of the Stock Award. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the Corporate Transaction may apply to such payment to the holder of the Stock Award to the same extent and in the same manner as such provisions apply generally to the holders of Ordinary Shares.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d) Acceleration on a Qualifying Termination in Connection with a Change in Control. If during the period beginning on the date that is 30 days prior to and ending on the date that is 12 months following the consummation of a Corporate Transaction that also qualifies as a Change in Control, (i) a Participant’s services to the Company (or its successor in the Change in Control) in all capacities are involuntarily terminated without Cause, or (ii) a Participant resigns service to the Company (or its successor in the Change in Control) in all capacities for Good Reason, and in either case other than as a result of death or Disability, then as of the date of Participant’s termination of Continuous Service, the vesting and exercisability of any then-unvested Stock Award held by a Participant shall be accelerated in full.

10. AMENDMENT, TERMINATION SUSPENSION OF THE PLAN OR ADOPTION OF SUB-PLANS.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of (i) the Adoption Date and (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Amendments. To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(c) No Impairment of Rights. Amendment, suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

(d) Sub-Plans. The Board shall be entitled to adopt sub-plans to the Plan pursuant to which Awards may be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law, tax policy or practices, subject to any required shareholder approval as contemplated in Section 9(b).

11. EFFECTIVE DATE OF PLAN.

The Amended and Restated 2018 Equity Incentive Plan will become effective on the date of the Company’s 2020 Annual General Meeting of Shareholders, provided that the shareholders approve the Plan at such meeting (the “Effective Date”).

12. CHOICE OF LAW.

This Plan shall be governed by and construed in accordance with the Irish Companies Act 2014 (as same may be amended, replaced and/or consolidated in the future) as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

13. DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Adoption Date” means the date that the Amended and Restated 2018 Equity Incentive Plan was first adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act or, as the context so requires, means a “holding company” or “subsidiary” of the Company as such terms are defined in Irish company law. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split or reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or any country in which a Participant is employed; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate, of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or an Affiliate; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or an Affiliate or such Participant for any other purpose.

(h) “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 450 of the Irish Companies Act 2014 (as may be amended, updated or replaced from time to time) (the “2014 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 609 of the 2014 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Company” means Iterum Therapeutics Public Limited Company, a company incorporated under the laws of the Republic of Ireland.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board, the chief executive officer of the Company (or an Affiliate, if applicable) or the Stock Plan Administrator, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (x) a takeover under Irish takeover rules; (y) a compromise or arrangement under Chapter 1 of Part 9 of the 2014 Act or (z) Chapter 2 of Part 9 of the 2014 Act.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(p) “Employee” means any person employed by the Company or an Affiliate.

(q) “Entity” means a corporation, partnership, limited liability company or other entity.

(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the day of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(a) “Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or a successor corporation defining such term and, in the absence of such agreement, such term means, with respect to a Participant, any of the following actions taken without Cause without Participant’s consent:

(i) A material reduction of the Participant’s base compensation, other than a reduction that applies generally to all executives;

(ii) A material reduction in the Participant’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the Participant’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities;

(iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Participant’s offer letter and/or employment agreement, if applicable, in the event of a Change in Control; or

(iv) relocation of the Participant’s principal place of employment that results in an increase in the Participant’s one-way driving distance by more than 50 miles from the Participant’s then current principal residence.

In order to resign for Good Reason, the Participant must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company at least 30 days to cure such condition, and if the Company fails to cure the condition within such period, then Participant’s resignation from all positions the Participant then holds with the Company must be effective not later than 90 days after the end of the Company’s cure period.

(u) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(v) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Ordinary Shares, pursuant to which the Ordinary Shares are priced for the initial public offering.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(aa) “Ordinary Shares” or “Shares” means the Ordinary Shares in the capital of the Company.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(d).

(cc) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(ff) “Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) submission of INDs and NDAs and other regulatory achievements; (48) research progress, including the development of programs; (49) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (50) customer satisfaction; and (51) other measures of performance selected by the Board.

(gg) “Performance Goals” means, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Board retains the discretion to increase, to reduce or to eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(hh) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(ii) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(jj) “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(kk) “Plan” means this Amended and Restated Iterum Therapeutics Public Limited Company 2018 Equity Incentive Plan.

(ll) “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(mm) “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(nn) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(oo) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(pp) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(qq) “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(rr) “Stock Plan Administrator” means one or more Officers or Employees designated by the Board pursuant to Section 2(a).

(ss) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%, or, where the context so requires, the definition of “subsidiary” in Irish company law.

(tt) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.

PLAN ADOPTION AND AMENDMENTS

Adopted by the Board of Directors of Iterum Therapeutics Public Limited Company on March 14, 2018.

Approved by the shareholders of Iterum Therapeutics Public Limited Company on May 14, 2018.

Amended and Restated Plan adopted by Board of Directors of Iterum Therapeutics Public Limited Company March 11, 2020.

Approved by the shareholders of Iterum Therapeutics Public Limited Company on June 10, 2020.

AMENDMENT TO

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

The Amended and Restated 2018 Equity Incentive Plan (the “Plan”) of Iterum Therapeutics plc is

hereby further amended as follows:

1. Section 3(a)(i) is hereby deleted and a new Section 3(a)(i) is inserted in lieu thereof which shall read as follows:

“(i) Subject to the provisions of this Section 3(a), and Section 9(a) relating to Capitalization

Adjustments, the aggregate number of Ordinary Shares reserved for issuance pursuant to

Stock Awards is 1,295,819 shares (the “Share Reserve”), which number shall include (i) any shares remaining for issuance pursuant to the Prior Plan as of the IPO Date and (ii) any

Returning Shares. For clarity, the limit in this Section 3(a) is a limit on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).”

Except as set forth above, the remainder of the Plan remains in full force and effect

Amendment to Amended and Restated Plan adopted by Board of Directors of Iterum Therapeutics

Public Limited Company March 11, 2021.

Approved by the shareholders of Iterum Therapeutics Public Limited Company on June 23, 2021.

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

2018 EQUITY INCENTIVE PLAN – SUB PLAN FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS

1 ESTABLISHMENT AND PURPOSE

This sub-plan is established by the Board in accordance with Section 10(d) of the Iterum Therapeutics Public Limited Company Amended and Restated 2018 Incentive Plan (the “Plan”) for the purposes of granting Awards to Non—Employee Directors and Consultants of Iterum Therapeutics Public Limited Company and its Subsidiaries. This sub-plan shall be known as the “NED and Consultant Sub-Plan” or “Sub-Plan”.

2 RULES

2.1 The provisions of the Plan shall apply in their entirety to Awards made under this Sub-Plan save and expect only as set out in Sections 3 and 4 below. Capitalized terms contained in this Sub-Plan that are not defined herein shall have the same meanings given to them in the Plan.

2.2 The terms of this Sub-Plan shall also apply to Awards originally granted under the Plan to Employees, if such individual subsequently experiences a change in status from an Employee to either a Consultant or a Non-Employee Director without a break in Continuous Service.

2.3 For clarity, any Awards granted under this Sub-Plan will be deemed to be granted from the Plan for purposes of reducing the number of shares available under the Share Reserve. Shares subject to Awards that are forfeited, cancelled or expire in the manner contemplated by Section 3(b) of the Plan will be added back to the Share Reserve as provided therein.

3 DEFINITIONS

3.1 The following definition shall be inserted for the purposes of this Sub-Plan:

“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-Employee Director, or payment of a fee for such service, will not cause a Non-Employee Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person;

3.2 The following definitions shall be deleted and replaced with the following for the purposes if this Sub-Plan:

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as a Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board, the chief executive officer of the Company (or an Affiliate, if applicable) or the Stock Plan Administrator, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any interruption of service approved by the Company (or an Affiliate, if applicable), including sick leave, interruption of service or any other personal leave, or (ii) transfers of service between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any agreement or policy applicable to the Participant, or as otherwise required by law;

“Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or a successor corporation defining such term and, in the absence of such agreement, such term means, with respect to a Participant, any of the following actions taken without Cause without Participant’s consent:

(i) a material reduction of the Participant’s base service fee, other than a reduction that applies generally to all Non-Employee Directors or Consultants;

(ii) a material reduction in the Participant’s authority, duties or responsibilities; or

(iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Participant’s service agreement, if applicable, in the event of a Change in Control;

In order to terminate service for Good Reason, the Participant must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company at least 30 days to cure such condition, and if the Company fails to cure the condition within such period, then Participant’s termination of service must be effective not later than 90 days after the end of the Company’s cure period; and

4 SECTIONS

In this Sub-Plan:

4.1 Section 1(b) of the Plan shall be deleted and replaced with the following:

1(b)—Eligible Awards Recipients. The person eligible to receive Awards are Non-Employee Directors and Consultants.

4.2 Section 2(d) shall be deleted and replaced with the following:

2(d) – Delegation to an Officer. Subject to compliance with Irish law, the Board may delegate to one of more Officers the authority to do one or both of the following: (i) designate Non-Employee Directors and Consultants who are providing Continuous Service to the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to Board resolutions regarding such delegation shall specify the total number of Ordinary Shares that may be subject to the Stock Awards granted by such Officer and that such Officer many not grant a Stock Awards to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the fair Market Value of the Ordinary Shares.

4.3 Section 3(b) of the Plan shall be deleted and replaced with the following:

3(b)—Reversion of Shares to the Share Reserve. If subject to compliance with Irish law (i) any Ordinary Shares issued pursuant to a Stock Award are forfeited back to or repurchased by the Company or any Affiliate because of the failure to meet a contingency or condition required for the vesting of such Ordinary Shares, or (ii) any Ordinary Shares are cancelled in accordance with the cancellation and regrant provisions of Section 2(b)(vii), then the Ordinary Shares that are forfeited, repurchased or cancelled shall revert to and again become available for issuance under the Plan. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because an appreciation distribution in respect of a Stock Appreciation Right is paid in Ordinary Shares, the number of Ordinary Shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan.

4.4 Section 5(c) of the Plan shall be deleted and replaced with the following:

5(c)—Exercise and Purchase Price for Options. To exercise any outstanding Option, the Participant must provide written notice of exercise to the Company in the manner determined by the Stock Plan Administrator. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) deduction from service fees due and payable to a Non-Employee Director or Consultant by the Company or any Affiliate; or

(iv) in any other form of legal consideration that may be acceptable to the Board or the Stock Plan Administration and permissible under applicable law.

4.5 Section 8(d) shall be deleted and replaces with the following:

8(d) – No Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect any right that the Company or an Affiliate may have to terminate (i) the service of a Director pursuant to the Constitution of the Company or an Affiliate, or (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or and Affiliate, or any applicable provisions of the corporate law of the country or state in which the Company or the Affiliate is incorporated as the case may be.

4.6 Rule 8 (g) of the Plan shall be deleted and replaced with the following:

8(g)—Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company or any Affiliate may, in its sole discretion, but subject always to applicable law, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) implementing a sell-to cover arrangement (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement subject to compliance with applicable law.